Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Deborah J. Kissire Elected to Celanese Board of Directors

DALLAS (October 14, 2020) - Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced that Deborah J. Kissire has been elected to the Company's Board of Directors. A retired partner from Ernst & Young LLP, Ms. Kissire is beginning her Celanese Board service immediately.

"Celanese is pleased to have Deborah join our Board of Directors, and with the tremendous financial and governance experience she brings, we are looking forward to the valuable insights she will contribute that will help guide Celanese's long-term growth and expansion, said Lori Ryerkerk, Chairman and Chief Executive Officer. "The Board will also benefit from her perspective on cybersecurity, tax and M&A given her track record in these highly strategic areas. Celanese welcomes Deborah as its tenth board member and is pleased to initially add her as a member of the Audit Committee and the Environmental, Health, Safety, Quality and Public Policy Committee, further strengthening the Board's overall competencies and capabilities."

Ms. Kissire retired in 2015 as Vice Chair and Regional Managing Partner, member of the Americas Executive Board and member of the Global Practice Group of Ernst & Young LLP, an independent registered public accounting firm. During her more than 35-year career in the financial sector, Ms. Kissire served in various leadership positions at Ernst & Young, including Vice Chair and Regional Managing Partner for the East Central and Mid-Atlantic Regions and U.S. Vice Chair of Sales and Business Development. In addition to expertise in public company accounting and financial reporting, Ms. Kissire's career with Ernst & Young included extensive executive-level experience serving on or leading executive level committees involved with strategic planning, governance, global branding, and gender inclusiveness, as well as serving on multiple civic boards.

Ms. Kissire currently serves on the boards of directors of Cable One, Inc., a leading American cable and internet service provider; Omnicom Group Inc., a global marketing and corporate communications holding company; and Axalta Coating Systems Ltd., a manufacturer of liquid and powder coatings. She is a member of the Advisory Board for Texas State University's McCoy College of Business and has served on the boards of Goodwill Industries of Greater Washington and Junior Achievement USA. She is a CPA and holds a BBA from Texas State University (formerly Southwest Texas State University).

About Celanese
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2019 net sales of $6.3 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Europe (Germany)
Brandon Ayache	W. Travis Jacobsen	Petra Czugler
+1 972 443 8509	+1 972 443 3750	+49 69 45009 1206
brandon.ayache@celanese.com	william.jacobsen@celanese.com	petra.czugler@celanese.com